Exhibit 99.1

Nautilus, Inc. Reports Preliminary Unaudited Results for the Fourth Quarter 2012

Estimated Fourth Quarter Operating Income from Continuing Operations Increased Approximately 50%

Fourth Quarter EPS from Continuing Operations Expected to be in Range of $0.21 to $0.23

VANCOUVER, WASHINGTON—January 16, 2013 — Nautilus, Inc. (NYSE: NLS) announced its preliminary, unaudited results for the fourth quarter and year ended December 31, 2012.

Nautilus expects to report net sales of approximately $65.0 million for the fourth quarter of 2012, an increase of 8.4% compared to the fourth quarter of 2011. For the full year 2012, net sales are expected to approximate $194.0 million, an increase of 7.5% compared to 2011.

Fully diluted earnings per share from continuing operations are estimated to be in the range of $0.21—$0.23 for the fourth quarter of 2012, compared to $0.11 per share for the fourth quarter of 2011. Fully diluted earnings per share from continuing operations on a full year basis are expected to be in the range of $0.32—$0.34 in 2012, versus $0.08 per share in 2011.

“We’re very pleased to see strong sales growth in the fourth quarter of 2012 driven by significant increased demand in our Direct channel.” said Bruce M. Cazenave, CEO of Nautilus, Inc. “Continued margin improvement and tight management of our expenses enabled us to deliver significant bottom line improvement versus the same period in the prior year. In 2011, we implemented a number of operational initiatives to drive improvements in three key focus areas of our business: increase margins, increase new product innovation and increase leverage of our operating costs. Our fourth quarter results are further affirmation that our plan is solid and our initiatives are working. I am proud of our entire employee base for all their efforts in making these improved results happen and continuing to build on them for the future. We look forward to sharing further details in our upcoming earnings release and quarterly conference call.”

Nautilus plans to release its full operating results for the fourth quarter and full year 2012 in early March 2013.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus ® , Bowflex ® , TreadClimber ® , Schwinn ® , Schwinn Fitness TM and Universal ® , Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com , www.bowflex.com , www.treadclimber.com and www.corebody.com .

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: expected results of operations for the quarter and year ended December 31, 2012; the anticipated release of the Company’s final operating results for such periods; expectations related to future success of operational initiatives for business improvement; and the anticipated introduction of new products. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include: our ability to hire and retain key executive talent; our ability to timely acquire inventory of suitable quality from sole source foreign manufacturers at acceptable costs; the availability and price of media time consistent with our cost and audience profile parameters; a decline in consumer spending due to unfavorable economic conditions; the availability of credit for our customers who finance their purchases; and our ability to effectively develop, market and sell new products. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov . You are cautioned that such statements are not guarantees of future performance, and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Investor Relations

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John Mills

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